                                  EXHIBIT 6.16

                                PROMISSORY NOTE

USD $375,000.00                                          Dated: 30 January 1996


ROBERT C. SILZER, SR. of 2385 - 133A Street, in the City of White Rock, Province of British Columbia hereby promises to pay to Advanced Gaming Technology, Inc. of Suite 2482-650 West Georgia Street, in the City of Vancouver, Province of British Columbia, the sum of three hundred seventy five thousand (US $375,000.) United States dollars plus accrued interest for the time of this Note. Interest shall be calculated based on the United States Base Rate as may be set from time to time.

This Note, plus accrued interest shall be due and payable in full, on or before 29 January 2001.

IN WITNESS WHEREOF the parties have caused this Promissory Note to be executed on the date first above written.


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     Witnessed                   ROBERT C. SILZER, SR.


                             ADVANCED GAMING TECHNOLOGY, INC.

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     Witnessed                   Authorized Signatory